EXHIBIT 10.1

SUPPLY AGREEMENT

        This SUPPLY AGREEMENT (the "Agreement") is made and entered into this 1st day of May, 2002, by and between Clarion Technologies, Inc., a Delaware corporation ("Clarion"), and Electrolux Home Products, Inc., a Delaware corporation, ("Electrolux").

Background

        A.         Clarion is engaged in the business of engineering and manufacturing products and parts for various industries, including the automotive, furniture, and consumer goods industries. Electrolux is engaged in the business of producing, among other things, home and garden appliances and tools. Clarion currently supplies certain parts to Electrolux for use in Electrolux products.

        B.         Electrolux has agreed to purchase additional types of parts from Clarion, in addition to those parts currently being supplied by Clarion to Electrolux. Clarion and Electrolux desire to enter into this Agreement for the purpose of defining their rights and obligations with respect to the sale of these additional types of parts and those currently being supplied, as more fully described below.

Agreement

        The parties agree as follows:

        1.         Purchase of Products by Electrolux. During the term of this Agreement, Electrolux agrees to purchase from Clarion (a) all of its requirements for the products listed on Exhibit A (b) other products currently being produced by Clarion that are not included in Exhibit A and (c) other Targeted Product as defined below. Clarion agrees to use its reasonable efforts to manufacture for and sell to Electrolux all of Electrolux’s requirements for such products. The initial price for each item of product that is not currently being produced by Clarion for Electrolux shall be no greater than six percent (6%) less than the average sales price of such product being charged by Clarion’s competitors as of the date of this Agreement. The parties agree to negotiate in good faith to come to an agreement as to such average sales price being charged, which shall be mutually agreed upon by both parties. Notwithstanding the foregoing, the price paid by Electrolux for each item of product sold pursuant to this Agreement shall be reduced on each annual anniversary date of this Agreement by two percent (2%).

        Electrolux will use its reasonable best efforts to order products from Clarion that are not included in Exhibit A or in the current production of Clarion so that its annual purchase volume from Clarion is as follows (“Target Products”):

Target Date • By December 31,2002 • By December 31, 2003 • By December 31, 2004	Target Annual Sales Volume $ 60,000,000 $ 80,000,000 $100,000,000

        2.         Specifications. The specifications and other details related to the design, formulation, and manufacture of the Products shall be mutually agreed upon by both parties. The parties agree to cooperate in connection with changes to the part and process specifications for the Products; provided, however, that any material change to such specifications shall not be made without the prior written consent of each party.

        3.         Shipping; Title and Risk of Loss. All Products shall be packaged, labeled, and shipped according to the current procedures used by Clarion in its supply of other products and parts to Electrolux, unless mutually agreed otherwise. Title to and the risk of loss of an item of Product shall pass from Clarion to Electrolux upon Clarion’s delivery of the item to the delivery location specified by the shipping arrangements agreed to by the parties.

        4.         Invoices and Payments. The invoicing procedures and payment terms for the sale of the Products shall be those procedures and terms as currently exist between the parties for products currently supplied by Clarion to Electrolux.

        5.         Tooling. All tooling used in connection with the manufacture of the Products is owned by Electrolux, and Electrolux shall be responsible for all maintenance of and replacement of such tooling as necessary, in the reasonable determination of Clarion.

        6.         Material Cost Changes. The price of the products being produced pursuant to this agreement will be changed periodically to reflect changes in the cost of raw materials required for this production. These price changes will be calculated to adjust the selling price to reflect 100% of the impact on the cost of the products resulting from any raw material changes.

        7.         Target Value Analysis - Value Engineering Goals. Clarion shall engage with Electrolux in a Value Analysis - Value Engineering review of the products and processes historically and currently used by Electrolux in the production of the Products and the end products in which the Products are to be used with the goal of reducing Electrolux’s overall cost of producing such end products. The parties intend that the results of this review by Clarion will be recommendations to Electrolux to make changes in the design, engineering, production, shipment, or other processes or aspects of the manufacture of the Products or the end products in which the Products are to be used with the intent that such changes will yield cost savings to Electrolux. Clarion shall target and use its reasonable efforts to make recommendations that result in an aggregate annual cost reduction to Electrolux of two percent (2%). Notwithstanding the foregoing, nothing in this Section 7 shall require Clarion to reduce the price it charges to Electrolux for any item of Product.

        8.         No Intellectual Property Infringement. Electrolux represents and warrants that it is the rightful owner of all right, title, and interest in and to, or the licensee of, all intellectual property associated with each item of Product and the specifications for each item of Product, and that none of the foregoing constitutes an infringement of the intellectual property rights of any third party. In relation to any intellectual property associated with the specifications for any item of Product that is licensed from a third party, Electrolux represents and warrants to Clarion that the terms of such license permit Electrolux to authorize Clarion to use the same in accordance with this Agreement. Electrolux shall indemnify, defend, and hold Clarion and Clarion’s officers, directors, employees, agents, and affiliated entities harmless from and against any and all third party claims, suits, liabilities, and reasonable expenses (including attorneys’ fees) related to or arising from any inaccuracy of the representations and warranties made in this Section 8. The terms and conditions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

        9.         Delays. Any delay or inability of either party in complying with the terms of this Agreement that arises from unforeseeable causes beyond the control and without the fault or negligence of that party, including, but not limited to, acts of God, acts of public enemy, acts of the government in either sovereign or contractual capacity, fires, floods, and strikes, shall excuse any delay in the performance of that party. The party whose performance is so limited shall immediately notify the other of any delay, whether excusable as set forth above or otherwise, and shall fully inform the other party of the nature of the delay and the expected duration and consequences of the delay. In the event of any delay resulting from or arising in connection with any of the above events, the date of delivery shall be extended for a reasonable period of time following the resolution of such delay.

        10.       Confidential Information. Each party agrees that during and after the term of this Agreement it will keep confidential and not directly or indirectly divulge to anyone nor use or otherwise appropriate for its own benefit or for the benefit of any other person or entity, any Confidential Data (as defined below) of the other party.

                      (a)        Definition of Confidential Data. "Confidential Data" includes all information supplied by a party pursuant to or in connection with this Agreement and all other proprietary information or documents of or relating to a party, including, but not limited to, its confidential records; its client and customer lists; its processes, techniques, and other know-how; and its sales, profit, income, and other financial data.

                      (b)        Exceptions. The obligations of each party under this Section 10 shall not apply to any Confidential Data that (i) is public knowledge at the time of this Agreement or subsequently becomes public knowledge through no act or failure to act on the part of the recipient, its employees, its agents, or its affiliates; (ii) is known to the recipient at the time of disclosure or which is subsequently disclosed to the recipient by a third party who is not, to the knowledge of the recipient, the subject of any restriction on disclosure; (iii) is obtained from a third party who is not under an obligation to maintain the secrecy of the information; (iv) can be shown by written documentation to have been developed by a party independently of and without reference to any Confidential Data; or (v) is required to be disclosed by law and the non-disclosing party has been given notice and a reasonable opportunity to avoid or limit such disclosure.

                      (c)        Protection. The receiving party agrees to protect the disclosing party's Confidential Data using an equivalent degree of care as that which it utilizes in protecting its own similar confidential information (but no less than reasonable care) and to restrict access to all Confidential Data to those employees who (i) have a "need to know" in order to carry out the receiving party's responsibilities under this Agreement and (ii) have agreed to accept such obligation of secrecy. The receiving party shall advise such employees of their obligations to handle the Confidential Data with the appropriate degree of care and prudence to prevent a violation of this Agreement.

        11.       Term: Termination. The term of this Agreement shall be five (5) years commencing on the date of this Agreement, subject to earlier termination as set forth below.

                      (a)        Early Termination. Either party may terminate this Agreement, prior to the expiration of its term, upon the material breach or default by the other party of any of the terms of this Agreement that is not waived in writing by the non-defaulting party and that is not cured within thirty (30) days after receipt by the defaulting party of written notice of the default. A termination pursuant to this Section 11 shall not waive or otherwise affect any right to damages.

                      (b)        Other Termination. Electrolux may terminate this Agreement if Clarion does not cure any default in the terms and conditions of the Amended and Restated Subordinated Secured Promissory Note dated December 5, 2001 between Electrolux and Clarion within 30 days of Electrolux providing written notice to Clarion of such default.

                      (c)        Effect of Termination. Upon the termination of this Agreement, whether such termination is due to the expiration of the term of this Agreement or pursuant to subsections (a) or (b) above, Electrolux shall pay Clarion for all items of Product that were completed prior to and including the effective date of termination.

        12.       Warranties. Clarion warrants that each item of Product supplied to Electrolux pursuant to this Agreement shall have been manufactured in accordance with and shall conform to the specifications provided by Electrolux for such item of Product. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE, NEITHER CLARION NOR ANY OF ITS AFFILIATES MAKE ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, IN CONNECTION WITH ANY ITEMS OF PRODUCT. CLARION AND ITS AFFILIATES SPECIFICALLY DISCLAIM ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        13.       Notices. All notices and other communications under this Agreement shall be in writing, shall be addressed to the recipient at its last known address, and shall be deemed to have been duly given: (i) when personally delivered; (ii) one (1) business day after deposit with a nationally-recognized overnight carrier with charges prepaid; or (iii) three (3) business days after deposit with the U.S. mail, postage prepaid.

        14.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior communications, representations, agreements, and understandings between the parties, whether oral or written.

        15.       Assignment. This Agreement, and all rights and obligations pursuant to this Agreement, shall not be assignable by any party in whole or in part, except that (a) either party may assign this Agreement and any or all rights and/or obligations pursuant to this Agreement with the other’s prior written consent, and (b) either party may assign this Agreement and any or all rights and/or obligations pursuant to this Agreement without the prior written consent of the other party to a subsidiary, parent, or affiliated entity. For any such assignment, the assigning party shall remain obligated under this Agreement unless the other party shall consent otherwise in writing. Any purported assignment inconsistent with this Section 15 shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

        16.       Amendment. This Agreement may be amended only by specific written agreement duly executed by representatives of both parties. In the event of any conflict between this Agreement and any purchase order, forecast, specification, or other notice given between the parties, the terms of this Agreement shall control.

        17.       Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Michigan, disregarding its conflict of laws principles.

        18.       No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Clarion and Electrolux. No other person shall assert any rights as a third party beneficiary under this Agreement.

        19.       Waiver. Any waiver of rights pursuant to this Agreement must be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a party’s rights at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

        20.       Liability. Each party shall indemnify, defend, and hold the other party and such other party’s officers, directors, employees, agents, and affiliated entities harmless from and against any and all third party claims, suits, liabilities, and reasonable expenses (including attorneys’ fees) related to or arising from its breach of this Agreement, its negligence, its willful misconduct, and, with respect to Electrolux only, the marketing, distribution, and sale of any Product or end product in which the Product is used (including, but not limited to, product liability claims, recalls, and class action lawsuits). The terms and conditions of this Section 20 shall survive the expiration or earlier termination of this Agreement.

        21.       Limitation on Damages. In no event shall Clarion or any of its officers, directors, employees, agents, or affiliates be liable to Electrolux or any other person or entity for payment of any consequential, incidental, punitive, or other special damages (including, but not limited to, lost profits) arising from a failure to perform its obligations under this Agreement.

CLARION:
Clarion Technologies, Inc.

/w/ William Beckman
By: William Beckman
Its: President

ELECTROLUX:
Electrolux Home Corporation

/s/ Roger Leon
By: Roger Leon
Its: Vice President

/s/ Wayne Schierbaum
By: Wayne Schierbaum
Its: Vice President

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